Exhibit 16.1

August 18, 2023

U.S. Securities and Exchange Commission

Washington, D.C. 20549

Commissioners,

We have read Item 4.01 included in the Form 8-K of Xtant Medical Holdings, Inc., which we understand will be filed with the Securities and Exchange Commission on or soon after August 18, 2023 in regard to its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Plante & Moran, PLLC